Exhibit 99.1
Consent of
James M. Laisure
Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-1 of American Railcar Industries, Inc. (the “Company”), I hereby consent to being named, in the Registration Statement and any and all amendments or supplements thereto to be filed with the U.S. Securities and Exchange Commission, as a director of the Company at such time as the Company’s common stock is listed on the Nasdaq National Market.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 12th day of December, 2005.

/s/ James M. Laisure

James M. Laisure